TRADEMARK AGREEMENT

         THIS AGREEMENT is made and entered into as of this _____ day of _____, 1996 by and among MANOR CARE, INC., a Delaware corporation ("Manor Care"), and CHOICE HOTELS HOLDINGS, INC. (to be renamed CHOICE HOTELS INTERNATIONAL, INC.)("CHH"), a Delaware corporation.

                                    RECITALS

         Manor Care, directly and through certain subsidiaries ("Lodging Subsidiaries") develops, owns and conducts the business of operating lodging facilities (the "Lodging Business") and, directly and through its other subsidiaries, develops, owns and conducts the business of operating health care and senior living facilities;

         CHH, directly and through its subsidiaries, engages in the business of operating and franchising lodging facilities, resorts, food facilities, other products procurement and distribution and other contract services businesses pertaining to lodging;

         Manor Care and CHH have entered into a distribution agreement dated as of __________, 1996, whereby, inter alia, Manor Care and the Lodging Subsidiaries transfer to CHH the stock of the Lodging Subsidiaries and certain other assets relating principally to the Lodging Business, and whereby CHH will conduct the Lodging Business formerly conducted by the Lodging Subsidiaries;

         Manor Care and the Lodging Subsidiaries desire to assign and transfer to CHH, and CHH desires to acquire, all of the right, title and interest of Manor Care and the Lodging Subsidiaries in and to all the registered and pending trademarks and service marks that are owned by Manor Care, Inc., and that are used exclusively in the Lodging Business (marks in Schedules A and C, collectively "Assigned Marks").

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing, the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manor Care and CHH agree as follows:

1. Assignment. Without representation or warranty of any kind, express or implied, and subject to all existing licenses, Manor Care hereby grants and assign to CHH all of its right, title and interest in and to:

          a. The Assigned Marks;

          b. All federal, state and foreign registrations related to the Assigned Marks and all pending applications for the Assigned Marks;

          c. All statutory, common law, equitable and civil law rights (whether arising under federal, state or foreign law) related to the Assigned Marks;

          d. All of the goodwill of the Lodging Business connected with and symbolized by the Assigned Marks;

          e. All rights to income, royalties, license and franchise fees and any other payments now or hereafter due or payable with respect to the Assigned Marks, including without limitation, all damages and payments for past, present and future infringements of the Assigned Marks;

          f. All right to sue for, and all rights of recovery with respect to, all past, present and future infringements of the Assigned Marks;

          g. All rights of Manor Care under all license agreements with respect to the Assigned Marks;

         and

          h. All other rights and privileges pertaining to or associated with the Assigned Marks throughout the world, the same to be held and enjoyed by CHH as fully as the same would have been held and enjoyed by Manor Care had this Agreement not been made. These rights in sections a. through h. above are collectively the "Assigned Mark Rights."

2. Assumption. CHH agrees to assume all obligations of Manor Care and the Lodging Subsidiaries arising after the date of this Agreement under any license agreements to which Manor Care or any of the Lodging Subsidiaries is a party that are being assigned to CHH under this Agreement.

3. Manor Care Obligations. Within a reasonable time of the execution of this Agreement, not to exceed 3 months, Manor Care and the Lodging Subsidiaries agree to:

          a. Cease all use of the Assigned Marks or any mark that is confusingly similar to, or a colorable imitation of, the Assigned Marks, and dispose of all current inventory and supplies marked with the Assigned Marks;

          b. Prepare and file with proper authorities an assignment of rights, registrations and obligations associated with all trademarks, service marks and trade names, listed in Schedule A, of Manor Care, Inc. to CHH;

          c. Prepare and file with proper authorities all corporate resolutions and forms necessary to change the corporate name, and trademark registrant status of the marks listed in Schedule B, of the Lodging Subsidiary Manor Care Hotels France, S.A. to Choice Hotels France, S.A.;

          d. . Prepare and file with proper authorities all forms necessary to effect a change in each Manor Care business and corporate, except as otherwise provided in this Agreement, name to a name which does not include the words "Hotels ";

         e. Execute all internal resolutions or other forms necessary to change the business or company's name under the applicable corporations law or other corporations legislation, together with an appointment, by each party's officers and employees as the corporation's agent to complete and lodge the form; and

         f.  Deliver to the CHH copies of the documents referenced above.

4. Acknowledgement and Recordation.

         a. Manor Care acknowledges, without representation, warranty or inquiry that, by virtue of the assignment made in this Agreement, CHH is the exclusive owner of the Assigned Mark Rights, and that Manor Care and the Lodging Subsidiaries do not have any right, title or interest in or to any of the Assigned Mark Rights from and after the date of this Agreement, except as otherwise provided in this Agreement.

         b. Manor Care and the Lodging Subsidiaries agree to cooperate fully with CHH in filing for the recordation of appropriate assignment and other documents in the appropriate foreign, state, and/or local jurisdictions evidencing CHH's acquisition and ownership of the Assigned Marks and the Assigned Mark Rights, and evidencing name changes and other assignments contemplated by this Agreement. Neither Manor Care nor the Lodging Subsidiaries will take action inconsistent with CHH's ownership of and interest in the Assigned Mark Rights.

         c. Manor Care and the Lodging Subsidiaries may not attack the validity of any of the Assigned Mark Rights, CHH's ownership of the Assigned Mark Rights, or any of the terms of this Agreement, or assist any third party in doing any of the same, and Manor Care and the Lodging Subsidiaries waive any right to contest the validity of the Assigned Mark Rights.

5. Relationship of the Parties. Nothing in this Agreement shall be construed to create any relationship between the parties of agency, partnership or joint venturer or render any party liable for any debts or obligations incurred by any other party to this Agreement. No party is authorized to enter into agreements for or on behalf of any other party to this Agreement, to collect any obligation due or owed to any such party, or to bind any other party in any manner whatsoever.

6. General.

         a. Entire Agreement. This Agreement constitutes the entire Agreement between Manor Care and the Lodging Subsidiaries and CHH regarding the subjects of this Agreement and supersedes all oral and written agreements, entered before or at the same time as this Agreement, concerning the subjects of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed original, and all such counterparts together shall constitute but one and the same instrument.

          b. Modification. This Agreement may be modified only by written agreement signed by both parties to this Agreement.

          c. Waiver. No waiver of any obligation under this Agreement will be effective unless in writing, and will then be effective only for the specific instance for which such waiver was given.

          d. Assignment of Agreement. Neither party to this Agreement may transfer or assign its rights under this Agreement; provided, however, that this provision will not limit CHH from assigning rights to the Assigned Marks or the Assigned Mark Rights to any party.

          e. Governing Law. This Agreement will be governed by the laws of the State of Maryland, without regard to Maryland conflicts of laws principles. Parties to this Agreement consent to the exclusive personal jurisdiction of the federal and state courts sitting in Maryland with respect to any action concerning their respective obligations under this Agreement.

          f. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, then such provision may be rewritten by that court with the least modification necessary to render the provision valid, and the remaining provisions of this Agreement will remain in full force and effect.

          g. Headings. The headings in this Agreement are for convenience only and are not intended to affect the interpretation of this Agreement.

          h. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective transferees and successors.

          i. Geographic Scope. This Agreement shall be effective within the United States and in any country in which the Lodging Subsidiaries do business or intend to do business, including, but not limited to, Belgium, France, Germany, Great Britain, Italy, Luxembourg, the Netherlands, Portugal, Spain, and Switzerland.

          7. Commercially Reasonable Terms and Conditions. The terms and provisions of this Agreement are intended to reflect commercially reasonable terms and conditions (including, but not limited to, pricing) that are at least as favorable and as competitive to CHH as the terms and conditions Manor Care would grant or require of third parties for substantially similar goods and services.


                             SIGNATURES ON NEXT PAGE

         IN WITNESS WHEREOF, a duly authorized representative of each party has executed this Agreement as of the date first above written.

MANOR CARE, INC.


By:  /s/ James H. Rempe
         James H. Rempe

Title:Senior Vice President and Secretary

Date: November 1, 1996

CHOICE HOTELS HOLDINGS, INC.


By: /s/ James A. MacCutcheon
      James A. MacCutcheon
Title Executive Vice President, Chief Financial Officer and Treasurer

Date: November 1, 1996


STATE OF MARYLAND          )
                           )        ss:
COUNTY OF MONTGOMERY       )

          Before me, a Notary Public, in and for said County and State, on this day personally appeared James H. Rempe, the Sr. VP and Secretary of Manor Care, Inc., and James A. MacCutcheon, the Ex. VP, CFO & Treasurer of Choice Hotels Holdings, Inc., each known to me as those persons whose names are subscribed to the foregoing instrument.

         Given under my hand and seal this 1st day of November, 1996.


                                           ----------------------------------
                                                  Notary Public
                My Commission Expires: _______________________________________

                                   SCHEDULE A
                                MANOR CARE, INC.
               Applications/Registrations: Pending and Registered


U.S. Application


Mark                                                     App.. No.

FREQUENT SLEEPER                                         75/028437


U.K. Registration


Mark                                                     Reg. No.

FOUR SEASONS                                             1493169

                                   SCHEDULE B
                         MANOR CARE HOTELS FRANCE, S.A.
        International Applications/Registrations: Pending and Registered

WIPO Registrations


Mark                                                     App./Reg. No.

PRIMEVERE and Design                                     563843

RESTHOTEL PRIMEVERE and Design                           545399

SAPHIR and Design                                        562038

RESTHOTEL SAPHIR and Design                              546480


UK Applications/Registrations


Mark                                                     App./Reg. No.

PRIMEVERE                                                1538745

SAPHIR                                                   App. No.
                                                         1538744

RESTHOTEL SAPHIR                                         App. No.
                                                         15387453

RESTHOTEL PRIMEVERE                                      1538742

RESTHOTEL PRIMEROSE                                      B1538740

DORDINE HOTEL                                            1538741

Other European Registrations


Mark                           Reg. No.                  Country


PRIMEVERE                      555138                    Benelux

PRIMEVERE                      94506010                  France

PRIMEVERE                      GE 94C 000242             Italy

PRIMEVERE and Design           302688                    Portugal

PRIMEVERE                      302688                    Portugal

PRIMEVERE                      1918022                   Spain

PRIMEVERE                      423869                    Switzerland

                                   SCHEDULE C
                      MANOR CARE HOTELS INTERNATIONAL, INC.
                    International Applications/Registrations


France Registrations


Mark                                                    Reg. No.

PRIMA PIZZA                                             1688145

PRIMEVERE and Design                                    1354090

RESTHOTEL PRIMEVERE and Design                          1426424

SAPHIR and Design                                       1593020

RESTHOTEL SAPHIR and Design                             1456476

DORDINN HOTEL                                           1562819